Exhibit 99.1

380 Sentry Parkway Blue Bell, PA 19422
PRESS RELEASE

For Release:	Immediate
Contact:	William E. Hitselberger (610) 397-5298

PMA Capital Reports Improved Operating Results from Ongoing Operations, Charge for Anticipated Sale of Run-off Operations

Blue Bell, PA, February 21, 2008 -- PMA Capital Corporation (NASDAQ: PMACA) today reported the following financial results for the fourth quarter and full year 2007:

	Three months ended		Year ended
	December 31,		December 31,
(in thousands, except per share data)	2007	2006	2007	2006
Operating income	$2,816	$664	$14,383	$4,521
Realized gains after tax	368	146	366	805
Income from continuing operations	3,184	810	14,749	5,326
Income (loss) from discontinued operations after tax	(40,746)	21	(57,277)	(1,275)
Net income (loss)	$(37,562)	$831	$(42,528)	$4,051

Diluted per share amounts:
Operating income	$0.09	$0.02	$0.45	$0.14
Realized gains after tax	0.01	0.01	0.01	0.02
Income from continuing operations	0.10	0.03	0.46	0.16
Income (loss) from discontinued operations after tax	(1.28)	-	(1.78)	(0.04)
Net income (loss)	$(1.18)	$0.03	$(1.32)	$0.12

Book value per share, end of period			$11.92	$12.83

Vincent T. Donnelly, President and Chief Executive Officer commented, “The PMA Insurance Group grew profitably in competitive market conditions by continuing to focus on service-oriented product delivery.  Significant operating achievements included:
•
For the fourth quarter, pre-tax operating income increased to $7.6 million, compared to $5.0 million in the same period last year, and increased to $38.0 million for full year 2007, compared to $26.1 million in 2006;

•	The full year 2007 combined ratio was 99.7%;

•	Direct premiums written, excluding production from our agreement with Midwest Insurance Companies, were up 10% quarter-to-date and 8% for the full year; and
•
New business written, excluding Midwest production, increased 21% to $23.1 million in the fourth quarter and increased 27% to $114.6 million for the full year 2007, compared to the same periods last year."

Mr. Donnelly continued, “In our fee-based businesses, we achieved an organic revenue growth of 11% at PMA Management Corp. and also completed the acquisition of Midlands at the beginning of the fourth quarter.  As a result, fee-based revenues increased to 12% of our total revenues in the fourth quarter of 2007, compared to 7% in the fourth quarter of 2006.  Midlands’ contribution to our results was in line with our initial estimates.”

“We are pleased with the positive momentum in our businesses and the improvements in our operating metrics at these businesses in 2007.  We believe the previously announced divestiture of the Run-off Operations is in the best interests of our shareholders.  We look forward to the finality that a sale of this business will bring so that we can focus all of our efforts on our ongoing businesses,” added Mr. Donnelly.

“On March 2, 2008, our arrangement with Midwest Insurance Companies will terminate.  Although this will result in a decrease in direct premiums written, this business will continue to have a positive impact on our operating results in 2008, as we will continue to earn fee income until the underlying policies expire.  We have entered into one fronting arrangement smaller than Midwest in the first quarter of 2008 and believe that we will write more of these programs this year.”

Mr. Donnelly concluded, “We believe that our businesses are well positioned for profitable growth in 2008 relative to our 2007 results.  We expect a return on equity of between 5.5% and 6.5% on our ongoing businesses in 2008.”

As the Company previously announced, it has entered into a non-binding letter of intent to sell its Run-off Operations and expects to execute a sales agreement in the first quarter of 2008.  The transfer of ownership will be subject to regulatory approval.  As a result of the expected sale, the Company has recorded all of the activity related to its Run-off Operations as discontinued operations.  The Company recorded an after-tax impairment loss of $40.0 million, or $1.26 per share, in the fourth quarter of 2007, as the book value of its Run-off Operations was greater than the net proceeds it expects it will receive in a sale.

On December 11, 2007, the U.S. District Court for the Eastern District of Pennsylvania approved the settlement of the securities class action, In re PMA Capital Corporation Securities Litigation (Civil Action No. 03-6121).  The settlement made no admission of liability or wrongdoing by the Company or its officers and directors.  The amounts necessary to fund this settlement have been paid by insurance carriers for the Company.

Income from continuing operations included the following after-tax net realized gains:

	Three months ended		Year ended
	December 31,		December 31,
(dollar amounts in thousands)	2007	2006	2007	2006
Net realized gains (losses) after tax:
Sales of investments	$441	$(106)	$(1,220)	$570
Change in fair value of trading securities	-	-	2,093	-
Change in fair value of debt derivative	(57)	253	(314)	303
Other	(16)	(1)	(193)	(68)
Net realized gains after tax	$368	$146	$366	$805

Segment Operating Results

Operating income, which we define as net income (loss) under accounting principles generally accepted in the United States (GAAP) excluding net realized investment gains (losses) and results from discontinued operations, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our businesses.  Net realized investment activity is excluded because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments.  Operating income does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

The following is a reconciliation of our operating results to GAAP net income (loss).

	Three months ended		Year ended
	December 31,		December 31,
(dollar amounts in thousands)	2007	2006	2007	2006
Pre-tax operating income (loss):
The PMA Insurance Group [1]	$7,614	$4,983	$38,045	$26,082
Fee-based Business	1,669	738	3,724	2,802
Corporate & Other [2]	(5,003)	(5,081)	(19,564)	(21,580)
Pre-tax operating income	4,280	640	22,205	7,304
Income tax expense (benefit)	1,464	(24)	7,822	2,783
Operating income	2,816	664	14,383	4,521
Realized gains after tax	368	146	366	805
Income from continuing operations	3,184	810	14,749	5,326
Income (loss) from discontinued operations after tax [2]	(40,746)	21	(57,277)	(1,275)
Net income (loss)	$(37,562)	$831	$(42,528)	$4,051

1)
Beginning in the fourth quarter of 2007, the results of The PMA Insurance Group no longer include those of PMA Management Corp.  The results of PMA Management Corp. are currently included within the segment results of our Fee-based Business.  For comparative purposes, the financial results of The PMA Insurance Group and PMA Management Corp. have been reclassified in all prior periods to reflect this change.

2)
Effective in the fourth quarter of 2007, the Company reported the results of its former Run-off Operations segment as discontinued operations.  As a result of this change, the Corporate and Other segment was impacted by investment income previously eliminated in the Corporate and Other segment.  For comparative purposes, all prior periods have been reclassified to reflect this change.

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $7.6 million for the fourth quarter of 2007, compared to $5.0 million for the fourth quarter of 2006.  Full year pre-tax operating income was $38.0 million, compared to $26.1 million in 2006.

Direct premiums written were $91.6 million for the fourth quarter of 2007, up from $84.1 million for the fourth quarter of 2006.  For the year ended December 31, 2007, direct premiums written increased to $510.3 million, compared to $431.6 million for the same period last year.  Included in direct premiums written for the fourth quarter and full year 2007 were $12.8 million and $59.8 million of California workers’ compensation business produced under our agreement with Midwest Insurance Companies ("Midwest"), compared to $12.7 million and $14.8 million for the same periods last year.  Our renewal retention rates on existing workers’ compensation accounts for the fourth quarter and full year 2007 improved to 86% and 87%, respectively, compared to 85% for the same periods in 2006.  We wrote $28.8 million of new business in the fourth quarter of 2007, compared to $31.7 million during the same period last year, while our new business for full year 2007 increased to $166.0 million, compared to $105.2 million for 2006.  Included in new business for the quarter and year ended December 31, 2007 was $5.8 million and $51.5 million of Midwest business, compared to $12.7 million and $14.8 million for the same periods last year.  On March 2, 2008, our agreement with Midwest will terminate.  We will continue to earn fees and service the business previously written, but no additional business will be written or renewed after the termination date.

Net premiums written increased to $71.3 million in the fourth quarter of 2007, compared to $66.9 million in the same period last year.  Full year net premiums written increased to $395.3 million, compared to $373.7 million during the same period in 2006.  Ceded premiums written increased for full year 2007 primarily due to our cession of the California workers’ compensation premiums written under our agreement with Midwest and, to a lesser extent, an increase in the amount of workers’ compensation business sold to captive accounts, where a substantial portion of the direct premiums are ceded.

The combined ratios on a GAAP basis were 101.6% and 99.7%, respectively, for the fourth quarter and full year 2007, compared to 104.3% and 102.1% for the same periods in 2006.  The improvement in the combined ratio for the fourth quarter of 2007, compared to the prior year, was primarily the result of an improved operating expense ratio.  The full year improvement in the combined ratio from 2006 primarily reflected a lower loss and LAE ratio as well as an improved expense ratio, partially offset by a higher policyholders’ dividend ratio.

The improved loss and LAE ratio for full year 2007 was primarily due to a lower current accident year loss and LAE ratio, compared to 2006.  While our underwriting criteria remained consistent in 2007, our current accident year loss and LAE ratio continued to benefit from changes in workers’ compensation products selected by our insureds and a reduced amount of integrated disability and assumed premiums in 2007.  Pricing changes coupled with payroll inflation for rate sensitive workers’ compensation business were slightly below overall estimated loss trends.  We estimated our medical cost inflation to be 7% during 2007, compared to our estimate of 8.5% in 2006.  We believe workers’ compensation medical inflationary trends are generally lower in 2007 relative to 2006.  In addition, the medical cost inflation rate has declined due to our enhanced network and managed care initiatives.  However, we expect that medical cost inflation will continue to be a significant component of our overall loss experience.

The policyholders’ dividend ratio was higher for full year 2007 than in the prior year.  The current year reflected better loss experience, which resulted in larger dividends on participating products where the policyholders may receive a dividend based, to a large extent, on their loss experience.

Fees earned under our agreement with Midwest reduced the 2007 acquisition expense ratios by 90 and 70 basis points for the quarter and full year periods.  Although our agreement with Midwest will terminate in March 2008, we will continue to earn fee income on this business until the underlying policies expire.  The improved operating expense ratios in the fourth quarter and full year 2007 reflected lower loss based state assessments and a reduction in the allowance for uncollectible reinsurance.  Controllable expenses, which include salaries, benefits and other headcount-related expenses, grew by 4% in 2007, compared to the 8% growth rate in direct premiums written.

Net investment income increased to $9.4 million in the fourth quarter of 2007, compared to $9.0 million in the prior year quarter.  For the year ended December 31, 2007, net investment income increased by $3.1 million to $37.9 million, compared to the same period in 2006.  The improvements in 2007 were due primarily to higher yields on an increased invested asset base.

Fee-based Business

On October 1, 2007, we acquired Midlands Management Corporation (“Midlands”), an Oklahoma City-based managing general agent, program administrator and provider of third party administrator (“TPA”) services.  As a result of this acquisition, we reported the combined operating results of PMA Management Corp. and Midlands as our Fee-based Business segment.  All prior periods have been reclassified to reflect this change.  Our operating results include only the operating results of Midlands from the date of acquisition.

Our Fee-based Business reported pre-tax operating income of $1.7 million for the fourth quarter of 2007, compared to $738,000 for the same quarter last year.  Pre-tax operating income for full year 2007 was $3.7 million, compared to $2.8 million a year ago.  The increases primarily related to the inclusion of Midlands’ results.

For the fourth quarter of 2007, total revenues increased to $14.8 million, up $7.5 million from the same period last year.  Revenues resulting from our acquisition of Midlands accounted for $6.5 million of this growth.  The increase for the quarter reflected higher claims service revenues of $4.2 million and commission income of $3.0 million.  Total revenues for full year 2007 were $38.1 million, compared to $28.5 million in 2006.  Revenues from PMA Management Corp. increased 11% for full year 2007, compared to 2006.

Corporate and Other

The Corporate and Other segment, which includes primarily corporate expenses and debt service, recorded net expenses of $5.0 million during the fourth quarter of 2007, compared to $5.1 million in the fourth quarter of 2006.  Net expenses were $19.6 million for full year 2007, down from $21.6 million for the same period in 2006.  The improvement for full year 2007 was primarily due to lower interest expense, which resulted from a lower average level of debt outstanding in 2007, compared to the prior year.

Discontinued Operations

Discontinued operations, formerly our Run-off Operations which consists of our former reinsurance and excess and surplus lines businesses, recorded after-tax losses of $40.7 million and $57.3 million for the three months and year ended December 31, 2007, compared to after-tax income of $21,000 and an after-tax loss of $1.3 million for the same periods in 2006.  Results for the fourth quarter and full year 2007 reflected an impairment loss of $40.0 million.  Full year results also included an after-tax charge of $14.3 million for prior year loss development recorded in the third quarter.

Financial Condition

Total assets were $2.6 billion as of December 31, 2007, compared to $2.7 billion as of December 31, 2006.  Assets of discontinued operations represented 15% of total assets at December 31, 2007.  Shareholders’ equity was $378.6 million as of December 31, 2007, compared to $419.1 million as of December 31, 2006.  Book value per share decreased 91 cents during 2007 to $11.92 as of December 31, 2007.  The decreases in both shareholders’ equity and book value per share were primarily due to the $57.3 million, or $1.78 per share, net loss from our discontinued operations, which largely resulted from the fourth quarter impairment loss and the third quarter loss reserve charge.  These decreases were partially offset by $14.7 million in income from continuing operations, a $6.1 million increase in the net unrealized position on our investment portfolio and a $4.6 million after-tax decrease to our pension liabilities.  The unrealized position on our available for sale invested asset portfolio increased due to lower market interest rates.  Book value per share also benefited from the positive impact of share repurchases, as more fully described below.

In May 2007, our Board of Directors authorized the repurchase of up to $10.0 million of our Class A Common Stock.  During the fourth quarter and full year 2007, we repurchased 159,380 and 986,522 shares at a total cost of $1.4 million and $10.0 million, respectively.  At December 31, 2007, we had $38.2 million in cash and short-term investments at the holding company.

As of December 31, 2007, our total outstanding debt was $131.3 million, compared to $131.2 million at December 31, 2006.  Subsequent to December 31, 2007, we retired the remaining $1.3 million principal amount of our 6.50% Convertible Debt for which we paid $1.5 million, exclusive of accrued interest.  We are currently in process of releasing the covenants related to this debt that restrict our ability to repurchase shares of our common stock and pay dividends.  Any future share repurchases or dividends are subject to authorization by our Board of Directors.

The PMA Insurance Group had statutory capital and surplus of $335.4 million as of December 31, 2007, compared to $321.2 million as of December 31, 2006.  The PMA Insurance Group has the ability to pay $29.2 million in dividends during 2008 without the prior approval of the Pennsylvania Insurance Department.  The statutory capital and surplus of PMA Capital Insurance Company (“PMACIC”), PMA Capital Corporation’s wholly-owned run-off reinsurance subsidiary which is being reported as discontinued operations, was $47.6 million as of December 31, 2007, compared to $121.6 million as of December 31, 2006.  The reduction in PMACIC’s statutory capital and surplus was due primarily to its extraordinary dividend payment of $37.5 million to PMA Capital in April 2007 and its 2007 statutory net loss.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, February 22nd to review our fourth quarter and full year 2007 results.  The conference call will be available via a live webcast over the Internet at www.pmacapital.com.  To access the webcast, enter the Investor Information section, click on News Releases and then click on the microphone icon.  Please note that by accessing the conference call via the Internet, you will be in a listen-only mode.

The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
888-679-8033 (Domestic)	888-286-8010 (Domestic)
617-213-4846 (International)	617-801-6888 (International)
Passcode 44681894	Passcode 86606624

You may pre-register for the conference call using the following link:

www.theconferencingservice.com/prereg/key.process?key=PVVMKUX3T

Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the conference.  Pre-registration only takes a few moments and you may pre-register at anytime, including up to and after the call start time.  Alternatively, if you would rather be placed into the call by an operator, please use the dial-in information above at least 15 minutes prior to the call start time.

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode.  The replay will be available from approximately 10:30 a.m. Eastern Time on Friday, February 22nd until 11:59 p.m. Eastern Time on Friday, March 21st.

Quarterly Statistical Supplement

Our Fourth Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website.  Please see the Investor Information section of our website at www.pmacapital.com.  You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422
Attention: Investor Relations

Alternatively, you may make a request by telephone (610-397-5298) or by e-mail to InvestorRelations@pmacapital.com.  We will also furnish a copy of this news release and the Statistical Supplement to the SEC on a Form 8-K.  A copy of the Form 8-K will be available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include estimates, assumptions or projections and are based on currently available financial, competitive and economic data and the Company’s current operating plans.  Although the Company’s management believes that its expectations are reasonable, there can be no assurance that the Company’s actual results will not differ materially from those expected.  The factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to:

•
adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs and changing judicial interpretations of available coverage for certain insured losses;

•	our ability to increase the amount of new and renewal business written by The PMA Insurance Group at adequate prices or revenues of our fee-based businesses;
•
our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•
our ability to effect an efficient withdrawal from and divestiture of the reinsurance business, including the sale of the entity and commutation of reinsurance business with certain large ceding companies, without incurring any significant additional liabilities;

•	adequacy and collectibility of reinsurance that we purchased;
•	adequacy of reserves for claim liabilities;
•	whether state or federal asbestos liability legislation is enacted and the impact of such legislation on us;
•
regulatory changes in risk-based capital or other standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	the impact of future results on the recoverability of our deferred tax asset;
•	the outcome of any litigation against us;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	our ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities and whether TRIPRA is extended beyond its December 31, 2014 termination date; and
•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements in this press release.  Forward-looking statements are not generally required to be publicly revised as circumstances change and we do not intend to update the forward-looking statements in this press release to reflect circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,
(dollar amounts in thousands, except per share data)	2007	2006

Gross premiums written	$94,914	$89,327

Net premiums written	$71,189	$66,716

Revenues:
Net premiums earned	$93,617	$87,222
Claims service revenues	11,239	7,058
Commission income	3,005	-
Net investment income	9,973	9,149
Net realized investment gains	566	225
Other revenues	168	42
Total revenues	118,568	103,696

Expenses:
Losses and loss adjustment expenses	66,152	61,841
Acquisition expenses	18,027	17,486
Operating expenses	24,629	20,158
Dividends to policyholders	1,916	510
Interest expense	2,998	2,836
Total losses and expenses	113,722	102,831

Pre-tax income	4,846	865

Income tax expense (benefit):
Current	(321)	-
Deferred	1,983	55
Total income tax expense	1,662	55

Income from continuing operations	3,184	810

Income (loss) from discontinued operations after tax	(40,746)	21

Net income (loss)	$(37,562)	$831

Net income (loss) per share:

Basic:
Continuing Operations	$0.10	$0.03
Discontinued Operations	(1.28)	0.00
	$(1.18)	$0.03

Diluted:
Continuing Operations	$0.10	$0.03
Discontinued Operations	(1.28)	0.00
	$(1.18)	$0.03

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Year ended December 31,
(dollar amounts in thousands, except per share data)	2007	2006

Gross premiums written	$524,172	$455,756

Net premiums written	$394,698	$373,001

Revenues:
Net premiums earned	$378,243	$367,403
Claims service revenues	34,034	27,853
Commission income	3,005	-
Net investment income	39,592	35,851
Net realized investment gains	563	1,239
Other revenues	340	244
Total revenues	455,777	432,590

Expenses:
Losses and loss adjustment expenses	263,199	262,297
Acquisition expenses	73,747	73,726
Operating expenses	76,541	70,971
Dividends to policyholders	7,790	3,532
Interest expense	11,732	13,521
Total losses and expenses	433,009	424,047

Pre-tax income	22,768	8,543

Income tax expense:
Current	416	-
Deferred	7,603	3,217
Total income tax expense	8,019	3,217

Income from continuing operations	14,749	5,326

Loss from discontinued operations after tax	(57,277)	(1,275)

Net income (loss)	$(42,528)	$4,051

Net income (loss) per share:

Basic:
Continuing Operations	$0.46	$0.17
Discontinued Operations	(1.78)	(0.04)
	$(1.32)	$0.13

Diluted:
Continuing Operations	$0.46	$0.16
Discontinued Operations	(1.78)	(0.04)
	$(1.32)	$0.12

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
(dollar amounts in thousands, except per share data)	2007	2006
Assets:
Investments:
Fixed maturities available for sale	$728,725	$718,865
Short-term investments	78,426	61,180
Total investments	807,151	780,045

Cash	15,828	9,498
Accrued investment income	5,768	5,495
Premiums receivable	222,140	200,164
Reinsurance receivables	795,938	720,110
Prepaid reinsurance premiums	32,361	25,611
Deferred income taxes, net	118,857	100,019
Deferred acquisition costs	37,404	36,239
Funds held by reinsureds	42,418	33,432
Intangible assets	22,779	-
Other assets	105,341	81,096
Assets of discontinued operations	375,656	674,698
Total assets	$2,581,641	$2,666,407

Liabilities:
Unpaid losses and loss adjustment expenses	$1,212,956	$1,152,704
Unearned premiums	226,178	202,973
Debt	131,262	131,211
Accounts payable, accrued expenses
and other liabilities	195,895	156,745
Reinsurance funds held and balances payable	39,324	27,000
Dividends to policyholders	5,839	4,450
Liabilities of discontinued operations	391,603	572,231
Total liabilities	2,203,057	2,247,314

Shareholders' Equity:
Class A Common Stock	171,090	171,090
Additional paid-in capital	111,088	109,922
Retained earnings	136,627	184,216
Accumulated other comprehensive loss	(6,663)	(20,624)
Treasury stock, at cost	(33,558)	(25,511)
Total shareholders' equity	378,584	419,093
Total liabilities and shareholders' equity	$2,581,641	$2,666,407

Shareholders' equity per share	$11.92	$12.83